DR. RICHARD F. HEWLETT

CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the inclusion or incorporation by reference by Searchlight Minerals Corp. in the Annual Report on Form 10-K for the year ended December 31, 2009 to be filed with the United States Securities and Exchange Commission (the “10-K”), and the Registration Statements on Form S-8 (Nos. 333-106624 and 333-85984) and Form S-3 (Nos. 333-163502 and 333-132929), of my findings included in my reports relating to the Clarkdale Slag Project (the “Reports”).  I concur with the discussion and summary of my Reports as they appear in the 10-K and consent to my being named as an expert therein and in such Registration Statements.

By:	/s/ Richard F. Hewlett
Dr. Richard F. Hewlett

Dated: March 11, 2010